                                                                     Exhibit 2.1



STOCK AND ASSET PURCHASE AGREEMENT

The following schedules have been omitted:

Exhibit A   Assets of direcTEL Canada


Exhibit B   Bill of Sale for assets assigning assets of direcTEL, Inc. to
            Websmart Teleservices Group, Inc.

Exhibit C   Assignment of Lease

Exhibit D   Bill of Sale and Transfer of Protel/Prodial Platform

Exhibit E   Bill of Sale and Transfer of Protel/Prodial Assets

Exhibit F   Undisclosed Liabilities

Exhibit G   Changes Since Due Diligence

Exhibit H   Pending Litigation and Investigations

Exhibit I   Assignment of Leases and Contracts

Exhibit J   Secured Promissory Note

Exhibit K   Pledge and security Agreement

We agree to furnish supplementally a copy of any omitted schedule to the Commission upon request.

                       STOCK AND ASSET PURCHASE AGREEMENT

AGREEMENT, made this 30th day of June 2001, by and among DIRECTEL INC., a New Brunswick, Canada corporation ("direcTEL Canada"), DIRECTEL, INC. an Alabama corporation ("direcTEL US"), Touch 1 Communications, Inc., an Alabama corporation ("Touch 1"), Z-TEL TECHNOLOGIES, INC., a publicly held Delaware corporation, of 601 South Harbour Island Blvd., Suite 220, Tampa, FL, 33602 ("Z-TEL"), and WEBSMART TELESERVICES GROUP, INC., a North Dakota corporation, 609 30th Avenue, NW, Minot, ND 58703, ("WEBSMART").

RECITALS:

WHEREAS: Z-TEL is a publicly held corporation. Its wholly-owned subsidiary corporation Touch 1 owns all the outstanding shares of stock of direcTEL US, which in turn owns all the outstanding shares of stock of direcTEL Canada;

WHEREAS: direcTEL Canada owns and operates a telemarketing call center in Saskatoon, Saskatchewan;

WHEREAS: direcTEL US owns and operates telemarketing call centers in Minot and Grand Forks, North Dakota;

WHEREAS: Touch 1 has a certain lease with G.F. West Properties, a General Partnership, for the Grand Forks call center;

WHEREAS: WEBSMART is a privately held corporation operating a telemarketing call center in Minot, North Dakota;

WHEREAS: direcTEL US wishes to sell and WEBSMART wishes to buy all the outstanding shares of direcTEL Canada and certain of direcTEL US' operating assets; and

WHEREAS: The parties have entered into a Letter of Intent, dated June 18, 2001, setting forth the general agreement of the parties, and calling for this Agreement.

NOW, THEREFORE, the parties agree that for mutual considerations, the receipt and sufficiency of which are hereby acknowledged, hereby promise and agree as follows:

1. NATURE OF THE TRANSACTION: WEBSMART will buy or assume all of the outstanding shares of stock of direcTEL Canada; all of the operating assets located at the Grand Forks, North Dakota call center; any rights direcTEL US may have to the ProTEL/ProDIAL dialing platform, including all source code and associated licenses; certain hardware associated with the ProTEL/ProDIAL dialing platform; and certain leases to office space and call centers. WEBSMART will hire all of direcTEL US' employees located at the Grand Forks call center as of July 3, 2001; and license back to direcTEL US the rights to continue to utilize the ProTEL/ProDIAL dialing platform it is currently using at its Minot centers, and to provide technical hardware and software support for the Minot centers. In addition, Z-TEL agrees to provide WEBSMART with a right of first refusal to purchase the remaining call center assets of direcTEL US.

2. TERM: The term of this transaction shall be from July 1, 2001 and run until WEBSMART's obligations hereunder, including any obligations under the promissory note described in Section 8 hereof, have been fulfilled.

3.   PURCHASE OF DIRECTEL CANADA STOCK:

     (a) Sales of shares. Z-TEL shall sell and transfer to WEBSMART, and WEBSMART agrees to purchase and acquire from Z-TEL at the Closing 170,000 shares of stock owned by Z-TEL in direcTEL Canada, which will represent 100% of the issued and outstanding stock of the corporation. WebSmart will pay or cause to be paid to direcTEL US a fee equal to $15 per paid hour for work performed by direcTEL Canada hourly employees before the Closing.

     (b) direcTEL Canada assets. Z-TEL warrants and represents that the assets listed on Exhibit A, attached hereto, constitute all of the assets of the Saskatoon call center owned and operated by direcTEL Canada on June 30, 2001 and include all personal property being utilized by direcTEL Canada in such business.

     (c) Assumption of Lease. WEBSMART agrees to assume the obligations under that certain lease dated January 9, 2001, between Northstar Innovative Developments, Inc. and direcTEL Canada. Z-TEL shall either provide an opinion of its Canadian legal counsel that this stock purchase of direcTEL Canada is not considered an assignment or subletting under paragraph 11(8)i, page 6 of that lease, or, assign such lease to WEBSMART and obtain the necessary consent of Northstar Innovative Developments, Inc.

4.   PURCHASE OF GRAND FORKS CALL CENTER AND ASSETS:

     (a) Sales of assets. At the Closing (as defined herein), direcTEL US shall sell, transfer and deliver to WEBSMART, and WEBSMART shall purchase and acquire, all of direcTEL US' then existing assets of the business it operates in Grand Forks, North Dakota as a going concern, by bill of sale. Such bill of sale is attached hereto as Exhibit B, and made a part hereof. It is the intention of the parties that the assets identified in Exhibit B include all personal property being utilized by direcTEL US in such business. Z-TEL warrants and represents that the assets to be sold and delivered constitute all of the assets of the Grand Forks center, necessary to operate the Grand Forks call center, owned by direcTEL US on June 30, 2001. The sale shall be made free and clear of all liabilities, obligations, security interests, and encumbrances, except those disclosed herein. Commencing 12:05 A.M. Central time, July 3, 2001, all employees of direcTEL US in Grand Forks, North Dakota shall become employees of WEBSMART, upon the same terms as their employment with direcTEL US. DirecTEL US warrants and represents that it employs approximately 52 hourly sales associates, 7 salaried sales supervisors, 2 salaried shift managers, 2 salaried general managers and 2 hourly administrative personnel. direcTEL US will pay and be responsible for all salaries, wages and benefits accrued through July 2, 2001. WEBSMART will assume all trade payables associated with the Grand Forks call center from and after 12:05 A.M. Central time, July 2, 2001. Such payables are listed in Exhibit F. direcTEL warrants that it is not in default with respect to any trade payables and that such trade payables do not in the aggregate exceed $100 as of June 30, 2001. direcTEL will charge WEBSMART and WEBSMART will pay a fee equal to $15.00 per paid hour for work performed by hourly direcTEL US, or direcTEL Canada sales associates before and after the Closing. The parties agree that WEBSMART has had its own employees working at direcTEL US centers for much of the month of June under an oral agreement, to keep those employees productive until Closing of this transaction. The parties acknowledge that, what ever hours the WEBSMART employees have logged at the direcTEL centers, shall be set off, hour for four, against any hours of direcTEL US or CANADA sales associates that WEBSMART has utilized prior to closing. The actual number of hours shall be trued up within 15 days of closing, and the party that has the most hours of use of the other parties employees, shall pay to the other party, the difference in hours, at the rate of $15.00 per hour.

     (b) Assignment of Lease. Touch 1 agrees to assign to WEBSMART that certain lease dated May 1, 1999, between Touch 1 and G.F. West Properties, a General Partnership, for the Grand Forks call center. WEBSMART agrees to accept such assignment, and assume all liabilities associated therewith. Z-TEL shall obtain the necessary written consent from G.F. West Properties of such assignment under paragraph 15 on page 7 of such lease. The Assignment of Lease is attached hereto as Exhibit C and made a part hereof.

5.   PURCHASE OF PRODIAL/PROTEL PLATFORM:

     (a) Sale of Software. At the Closing Z-Tel, Touch 1 and direcTEL US shall transfer and assign to WEBSMART, all of their right, title and interest in the proprietary legacy dialing platform, known as"ProDIAL" and/or "ProTEL" ("ProTEL platform"), including all source code and associated intellectual property. Such transfer and assignment shall include all rights to any patents, trademarks or copyrights associated with the ProTEL platform along with all written, printed or electronic documentation. Further, Z-TEL shall release all claims to the ProTEL platform, except to the extent that rights will be licensed back to Z-TEL hereunder. Such transfer document is attached hereto as Exhibit D and made a part hereof.

     (b) Sale of Hardware. At the closing TEL, Touch 1 and direcTEL US shall sell, transfer and deliver to WebSmart, certain of the hardware assets associated with the ProTEL platform by bill of sale. Such bill of sale is attached hereto as Exhibit E and made a part hereof. The parties recognize that there may be certain items of hardware or software that they must share in order to allow both parties to fully utilize the ProTEL platform because of the current configuration of the hardware that Z-TEL is retaining, and the hardware that it is selling hereunder. Z-TEL agrees that any hardware or software that it is retaining, that is necessary for the full utilization of the ProTEL platform by WEBSMART, WEBSMART shall have joint use of, but that WEBSMART shall also share in the maintenance and repair of such hardware as well.

     (c) License to Z-TEL. WEBSMART shall provide a royalty-free, non-exclusive, non-transferable (except to an affiliate), non-sublicensable, worldwide, perpetual, multi-site license to Z-TEL for the continued internal use of the ProTEL platform. In addition, WEBSMART shall provide technical hardware and software support for the ProTEL platform and provide upgrades to such platform, as it may develop at its sole option, to Z-TEL so long as this Agreement remains in effect, but in any event for a period of at least three years. As part of this Agreement Z-TEL agrees to allow WEBSMART to occupy the sixth and seventh floors of the Z-TEL Center where the IT hardware and management offices are currently located. WEBSMART agrees that it will pay the rent for such floors as is set forth in the lease between Minot Downtown Properties, Inc and direcTEL US, dated March 27, 2001. Such monthly rent is $2093.75 for 6th floor, and $2,519.91 for 7th floor. The parties then agree that WebSmart shall provide technical software and hardware support (including for the ProTel Platform) back to Z-TEL, at its costs of labor plus benefits, in such quantities as Z-TEL needs. WEBSMART shall bill Z-TEL monthly for such support, and the support costs will be set off against WEBSMART's lease obligations for 6th and 7th floors, and trued up each month. The parties agree to execute a separate memorandum setting forth the hourly rates to be applied to cover WEBSMART's labor and benefits for its employees providing such support. At the end of the term of this Agreement, Z-TEL may, at its option, require WEBSMART or its successors or assigns, to continue to provide technical support and upgrades to the ProTEL platform for a reasonable compensation to be negotiated by the parties at that time.

6. CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place on July 1, 2001, at the Law Offices of Lamont & Skowronek at 116 1st St. SW, Minot, North Dakota, or on such other date, or other location as Z-TEL and WEBSMART agree.

7. PURCHASE PRICE. As consideration for the purchase, WEBSMART shall pay direcTEL US $530,000.00 US dollars and issue to direcTEL US 270,000 share of $1 par preferred stock in WEBSMART, the details of which are more fully set forth in paragraph 8 below.

8. MANNER OF PAYMENT. WEBSMART shall pay $530,000.00 US by delivery at the Closing of a secured promissory note, in substantially the same form as the promissory note appearing as Exhibit J attached hereto and incorporated herein, bearing interest at 7% and calling for repayment in 60 equal amortized payments of $10,494.64, beginning on September 15, 2001, and due on the 15th day of each month thereafter. At the Closing, WEBSMART shall execute and deliver to direcTEL US a security agreement in substantially the same for as Exhibit K attached hereto and incorporated herein. In addition, WEBSMART shall grant to direcTEL US, 270,000 shares of WEBSMART (or its successor agreed upon by the Parties) preferred stock with a $1 par value. Such preferred stock shall be non-participatory, non-convertible preferred stock, with a non-cumulative 8% annual dividend. Such preferred stock shall have a mandatory seven-year redemption. In the event of default of redemption, Z-TEL shall allow WEBSMART to redeem the preferred stock through an in-kind contribution by way of discounted hours for telemarketing work that Z-TEL would receive. The discounted hourly rate would be high enough for WEBSMART to cover, at a minimum, its fixed and variable costs associated with the performance of the work. WEBSMART may redeem the preferred stock for cash, at any time, without penalty.

9. RIGHT OF FIRST REFUSAL. If at any time direcTEL US decides to sell or close the Minot Metro center and Minot Z-TEL center (the "Minot centers"), direcTEL US hereby grants to WEBSMART a right of first refusal to purchase the Minot centers. Such Right of First Refusal shall run until December 31, 2003. DirecTEL US shall give WEBSMART written notice of any bonafide offer to purchase the Minot centers (only if it intends to accept the offer) or of its intention to close the Minot centers. WEBSMART will thereafter have 30 days to match the bonafide offer or to negotiate a purchase of the Minot centers from direcTEL US. If WEBSMART matches the bonafide offer it will then purchase the Minot centers in accordance with the terms of such offer. If WEBSMART does not match such offer or consummate a negotiated purchase of the Minot centers within 30 days after delivery of the written notice, then direcTEL US may sell the Minot centers in accordance with the bonafide offer or close the Minot centers in its discretion. In the event that WEBSMART does not match such offer, or consummate a negotiated purchase, and direcTEL US sells the centers to another purchaser, or closes the centers, direcTEL US agrees to give WEBSMART up to 60 days to relocate all the ProTEL platform and associated hardware etc., from the 6th and 7th floors of the Z-TEL Center and vacate those floors.

10.  REPRESENTATIONS AND WARRANTIES. Z-TEL represents and warrants as follows:

     (a) Schedule of assets. Z-TEL has delivered to WEBSMART copies of schedules for all assets being purchased hereunder, which assets are included in the exhibits attached as Exhibits A, B, D, and E, which asset schedules are true and complete.

     (b) All assets purchased. Z-TEL warrants that WEBSMART by purchasing all stock of direcTEL Canada is acquiring control of all the assets to its Saskatoon, Saskatchewan call center and WEBSMART is purchasing all assets of the Grand Forks call center, as well as all assets associated with the ProTEL platform. From time to time, at WEBSMART's request, Z-TEL will execute and deliver all further instruments of conveyance and transfer and take all other action that WEBSMART reasonably may require to more effectively convey and transfer to WEBSMART any of the assets warranted to be sold hereunder, and will assist WEBSMART in the identification and possession of such assets.

     (c) Title to shares. direcTEL US is and will be, on the closing date, the owner, free and clear of any encumbrances, of the shares being transferred hereunder. All such shares have been validly issued and are fully paid and non-assessable.

     (d) Absence of undisclosed liabilities. Except as disclosed herein, neither Z-TEL nor any of its subsidiaries, as of the date of this purchase agreement, had any liabilities or obligations of any nature, whether accrued, absolute, contingent, or otherwise which are or could become a claim, lien or encumbrance on or against direcTEL Canada or the shares or assets described in Exhibits A, B, D or E, attached hereto, except those described in Exhibit F.

     (e) Title to assets. Z-TEL or the corporations it directly or indirectly controls have good and marketable title to all of the assets reflected on the bills of sale and transfer documents (Exhibits A, B, D and E), subject to no mortgage, pledge, lien, encumbrance, security interest, charge or claim, except as disclosed herein.

     (f) Reliance. Z-TEL makes all warranties and representations with the knowledge and expectation that WEBSMART is placing complete reliance on them.

     (g) Organization of the Company. Z-TEL is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. Touch 1 is a duly organized, validly existing and good standing corporation under the laws of the State of Alabama. direcTEL Canada is a duly organized, validly existing and good standing corporation under the laws of the Province of New Brunswick, Canada, and is authorized to do business, and in good standing in the Province of Saskatchewan. direcTEL US is a duly organized, validly existing and good standing corporation under the laws of the State of Alabama, and is authorized to do business, and in good standing in the State of North Dakota. Z-TEL has the power to own its wholly owned subsidiaries and their stock and assets and it, or they, are duly qualified to do business, and in good standing as foreign entities in each jurisdiction in which the failure to do so would have a material adverse effect ("Material Adverse Effect") on the business, assets (including intangible assets), financial condition or results of operations of Z-TEL or any of its subsidiaries. The Company has delivered true and correct copies of the Articles of Incorporation, amended to date and bylaws of both of direcTEL US and direcTEL Canada to WEBSMART.

     (h) Authority. Z-TEL, and each of its subsidiaries, has all requisite necessary power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized. This Agreement has been duly executed and delivered by Z-TEL on behalf of it and its wholly owned subsidiaries and constitutes the valid and binding obligations of each of them, enforceable in accordance with its terms.

     (i) No Default; Non-Contravention. Neither the execution and delivery of this Agreement and all other documents contemplated hereby nor the consummation of the transactions hereby contemplated by the parties will constitute any violation or breach of Z-TEL or either of its subsidiaries, Articles of Incorporation or Bylaws or any provision of any contract, agreement, instrument or order or decree to which any are a party.

     (j) Sole Owners. Z-TEL is the sole owner of its subsidiaries, and there are no options, warrants, calls, conversion rights, commitments or agreements of any character to which Z-TEL or any of its subsidiaries are a party or by which Z-TEL or its subsidiaries may be bound that do or may obligate Z-TEL to issue, deliver or sell, or cause to be issued, delivered or sold, additional ownership equity in either of its subsidiaries or that do or may obligate Z-TEL to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement on behalf of either subsidiary. There are no outstanding arrangements, agreements, commitments or understandings of any kind affecting or relating to the voting, issuance, purchase, redemption, repurchase or transfer of any equity of either subsidiary, or any other securities of such subsidiaries.

     (k) No Conflicts. The execution and delivery of this Agreement by Z-TEL does not, and as of the closing the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Articles of Incorporation or Bylaws of Z-TEL, or any of its subsidiaries or (ii) any mortgage, indenture, lease, contract or other agreement or commitment (any such instrument being referred to as a "Contract"), permit concession, franchise, license, judgment, order, decree, statue, law, ordinance, rule or regulation applicable to Z-TEL or its properties or assets or subsidiaries.

     (f) No Undisclosed Liabilities. Except as set forth in Exhibit F, attached hereto and made a part hereof, neither direcTEL Canada, nor direcTEL US has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, un-matured or other (whether or not required to be reflected in financial statements in accordance with GAAP).

     (m) No Changes. Except as specifically set forth in Exhibit G, attached hereto and made a part hereof, since the provision of any due diligence documents in connection with the negotiations surrounding this Agreement, there had not been, occurred or arisen any:

     - transaction by Z-TEL or its subsidiaries that affects in any way the assets;

     - destruction of, damage to or loss of any of the assets (whether or not covered by insurance);

     -  amendment or termination of any Contract that affects the assets;

     -  the granting of any lien to any person or entity relating to the assets;

     - the commencement or notice or threat of commencement of any lawsuit or proceeding against or investigation of Z-TEL or any of its subsidiaries, or their affairs;

     -  notice of any claim of ownership by a third party of the assets;

     - issuance or sale by any of its subsidiaries of any of their shares of equity, or securities exchangeable, convertible or exercisable therefore, or of any other of their securities;

     - any event or condition of any character that has or could be reasonably expected to have a Material Adverse Effect; or

     - negotiation or agreement by Z-TEL or any of its subsidiaries, or any other officer or employees of either or any, to do any of the things described in any of the immediately preceding bullet points (other than negotiations with WEBSMART and its representatives regarding the transactions contemplated by this Agreement);

     - restrictions on business activities. Except as otherwise disclosed in writing contemporaneously herewith, there is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which Z-TEL or any of its subsidiaries is a party or otherwise binding upon Z-TEL or its subsidiaries which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of Z-TEL or its subsidiaries, any acquisition of property (tangible or intangible) by Z-TEL or its subsidiaries or the conduct of business by either;

     - agreements, contract and commitments. Neither of Z-TEL's subsidiaries has, nor is a party to, nor is bound by any agreement other than the agreements set forth in writing contemporaneously herewith.

     (n) Litigation. Except as set forth in Exhibit H attached hereto, and made a part hereof, there is no investigation pending or threatened against Z-TEL, its properties, subsidiaries or any of its officers or partners (nor is there any basis therefore) by or before any Governmental Entity. Exhibit H sets forth, with respect to any pending or threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested. No Governmental Entity has at any time challenged, questioned or reviewed the legal right of Z-TEL's subsidiaries to conduct its business.

     (o) No Defaults. Z-TEL is not, nor has any of its subsidiaries or officers, or officers of its subsidiaries, received notice that it is or would be with the passage of time, (i) in violation of any provision or its Articles or Incorporation or Bylaws or those of its subsidiaries (ii) in default or violation of any term, condition or provision of any judgment, decree, order, injunction or stipulation applicable to Z-TEL or its subsidiaries or any agreement, note, mortgage, indenture, contract, lease, sublease or instrument, permit, concession, franchise or license to which Z-TEL or either of its subsidiaries is a party or by which Z-TEL or its subsidiaries, properties or assets may be bound.

     (p) Representations and warranties. No representation or warranty by Z-TEL in this Agreement or any documents provided hereunder contains or will contain any untrue statement or omits or will omit to state any material fact necessary to make the statements contained herein not misleading. All representations and warranties made by Z-TEL in this Agreement and all documents provided hereunder shall be true and correct as of the date of closing with the same force and effect as if they had been made on and as of such date.

     (q) Taxes. All required and appropriate tax returns have been filed as required by law by Z-TEL and both of its subsidiaries, and all taxes shown thereon have been paid when due.

     (r) Contingencies in Closing. The Parties agree that there are several unresolved issued at closing, and Z-TEL agrees to the identification of those issues, and makes the following commitment to them:

               1. Informix Licensing. Z-TEL will be responsible for payment of all outstanding license fees to Informix that are due and owing on the date of Closing. In addition, Z-TEL agrees to effect a transfer of the Informix Licenses to WEBSMART and cover all associated costs, if any, to accomplish such transfer.

               2. Income Taxes in Canada. Z-TEL has paid its estimated tax liabilities for direcTEL Canada, and will agree to pay any additional taxes that may be due as of the date of Closing, and indemnify and hold WEBSMART harmless as to the payment of the same.

               3. Telephony Issues. Z-TEL and WEBSMART have agreed with Sprint to work out a joint volume discount contract for Long Distance and t-1 usage. The Parties agree that those negotiations will continue past Closing, and that they should not interfere with Closing, and both parties will work towards getting those contracts resolved for their mutual benefit.

               4. Grand Forks Lease. Z-TEL has not, as of Closing, obtained Landlord consent to the lease for the Grand Forks Center, but the parties agree that such consent is eminent, and Z-TEL will continue to warrant that it shall obtain such consent. WEBSMART agrees that issue should not delay Closing.

               5. WEBSMART financing. The parties acknowledge that, while WEBSMART has received tentative approval from its Bank for its operating line, such approval is not in the form of a written commitment, pending the Bank's boards approval and Economic Development written commitments. Those written approvals and commitments are expected by July 12, 2001. The parties agree that WEBSMART's obligations hereunder are still subject to getting those written commitments. However, WEBSMART also agrees that if for some unforeseeable reason, those commitments are not received, that WEBSMART will diligently work to obtaining alternative financing arrangements, and shall cover all the costs of the assets and employees hereunder from and after the date of Closing and until such alternative financing is arranged. Z-TEL will assist WEBSMART in any way it can during that process and is comfortable with moving forward with Closing with that commitment from WEBSMART.

11. CONDUCT OF BUSINESS PENDING CLOSING. Prior to closing, Z-TEL and its subsidiaries agree that:

     (a) Ordinary Course. The business of Z-TEL and its subsidiaries will be conducted only in the ordinary course.

     (b) Corporate Documents. No charge will be made in the Articles of Incorporation or the Bylaws (or Canadian equivalent of either) of either of direcTEL US or direcTEL Canada.

     (c) Stock Shares. No change will be made in the authorized corporate shares of direcTEL Canada.

     (d) Dividends. No dividend or other distribution or payment will be declared or made in respect of the shares of direcTEL Canada, and direcTEL Canada will not directly or indirectly redeem, purchase, or otherwise acquire any of such shares without the written consent of WEBSMART.

     (e) Operations, inspection. The subsidiaries shall continue to operate their respective call centers in the manner heretofore operated by them. No contracts or purchase orders, other than in the ordinary course of business, unless with WEBSMART's consent, will be entered into or delivered by the subsidiaries. Until closing, WEBSMART shall have the right during normal business hours, to visit the centers of either subsidiary and observe the operation of the business and shall have access to all of the subsidiaries records.

     (f) Casualty. Z-TEL will keep all of its inventory and other property fully insured against all loss, either by fire, other casualty or theft. If prior to the closing date such property is totally or substantially damaged by reason of fire or other casualty, or is lost by reason of theft, either Z-TEL or WEBSMART may, in the exercise of their sole discretions, terminate this Agreement without penalty and all parties shall be released from any further liability hereunder.

     (g) Employee compensation. No increase will be made in the compensation payable or to become payable by Z-TEL to any officer, employee or agent of either subsidiary, nor will any bonus payment or arrangement be made by Z-TEL to or with any officer, employee or agent that may increase WEBSMART's ongoing obligations to that officer, employee or agent. Exempt are bonus payments to employees (officers and agents excluded) in accordance with the established practice of Z-TEL.

     (h) Center Manager for direcTEL Canada. Z-TEL shall use its best efforts to cause direcTEL Canada to hire and have on-board a new center manager for its Saskatoon call center by Closing. There is one candidate that has been identified by the executive search firm hired by Z-TEL, and that candidate is acceptable to WEBSMART. Z-TEL shall consult with WEBSMART, and obtain its consent to any salary and benefit package prior to hiring. Z-TEL shall cover all the costs direcTEL Canada incurs in recruiting, interviewing and hiring such center manager.

     (i) Status Quo. Z-TEL will use its best efforts to preserve direcTEL Canada's business organization, to keep available the services of its officer and other employees, and to preserve friendly relations with its vendors and landlords. Z-Tel shall cause direcTEL Canada and its Grand Forks call center operation to operate under a hiring freeze prior to closing, except for the center manager referred to in 11(h) above.

     (j) Significant out of the ordinary course of business decisions. Any business decisions to be made out of the ordinary course of business by direcTEL Canada or by direcTEL US in its Grand Forks call center operation shall be discussed with WEBSMART. If Z-TEL makes or causes to be made with respect to direcTEL Canada, or its direcTEL US Grand Forks call center operation, a significant, out of the ordinary business decision, and WEBSMART, after being notified of the decision to be made, objects to that decision, and the decision is made regardless of WEBSMART's objections, then in that event, WEBSMART may, by written notice prior to closing, withdraw its agreement to purchase the stock and/or assets described herein without penalty.

12. INDEMNIFICATION. Z-TEL shall indemnify, defend and hold harmless WEBSMART against and in respect of:

     (a) Liabilities and Obligations. Except as specifically set forth herein, all liabilities and obligations of, or claims against, direcTEL Canada and direcTEL US existing at July 1, 2001;

     (b) Misrepresentation of breach. Any damage or deficiency resulting from any misrepresentation, breach of warranty, or non-fulfillment of any agreement by Z-TEL under this agreement or from any misrepresentation in, or omission from, any certificate or other instrument furnished or to be furnished to WEBSMART under this agreement; and

     (c) Suits or proceedings. All actions, suits, proceedings, demands, assessments, judgments, attorney's fees, costs, and expenses incident to any of the above.

     (d) Sale not in ordinary course. As a protection to WEBSMART, and based on the expired provision of bulk transfers under the Uniform Commercial Code, Z-TEL will indemnify and defend WEBSMART and hold it harmless against all claims made by Touch 1, direcTEL Canada's and direcTEL US' creditors, including, but not limited to, reasonable attorney's fees and costs of defending such claims. Z-TEL represents that except as disclosed herein there are no liabilities of any nature (accrued, absolute, contingent or otherwise), liens, encumbrances, or security interests on any of the stock or assets to be sold to WEBSMART, and warrants that the title conveyed to WEBSMART will be free and clear. All of the provisions, warranties and representations in this paragraph shall survive the Closing.

     Z-TEL shall reimburse WEBSMART, on demand, for any payment made by WEBSMART at any time after July 1, 2001 in respect of any liability, obligation, or claim to which the foregoing indemnity by Z-TEL relates and/or authorizes WEBSMART to deduct such payments from any amounts due Z-TEL under this Agreement.

13. TRANSFER OF CONTRACTS. Z-TEL agrees to transfer and assign all contracts with vendors or contractors for any service contracts, leases or other ongoing obligations that are necessary for the operations of direcTEL Canada and direcTEL US WEBSMART is purchasing hereunder. Z-TEL has disclosed all such leases and contracts, and the assignment of the same is set forth in Exhibit I.

14. SURVIVAL OF REPRESENTATIONS. All statements contained in any certificate or other instrument delivered by or on behalf of Z-TEL pursuant hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by Z-TEL hereunder. All representations, warranties, and agreements made by Z-TEL in this Agreement, or pursuant hereto, shall be deemed joint and several, except as otherwise expressly stated, and shall survive the Closing and any investigation at any time made by or on behalf of WEBSMART.

15. WEBSMART'S REPRESENTATIONS AND WARRANTIES. The parties acknowledge that WEBSMART has made all inspections to the full extent of its desire, and Z-TEL has given WEBSMART ample opportunity to conduct such inspections. Further, WEBSMART shall indemnify Z-TEL for any claims or liabilities that may arise by virtue of its assumption of liabilities (e.g., building leases, copier leases, service contracts, etc.) that WEBSMART may incur by way of this transaction. WEBSMART agrees that Z-TEL shall be entitled to a first lien on all the stock and assets being purchased and/or conveyed by way of this transaction.

16. CONDITIONS TO WEBSMART'S OBLIGATIONS. WEBSMART's obligations to the stock and assets described herein are contingent upon:

     (a) Financing. Obtaining an operating line of credit acceptable to WEBSMART.

     (b) Appropriate approvals. Obtaining approval from the various vendors and landlords who currently have leases and service agreements with Z-TEL (e.g., Northstar Innovative Development Inc.; G.F. West Properties, a General Partnership).

     (c) Records. WEBSMART shall be granted full and complete access to all of Z-TEL's subsidiaries books, records, and any other information reasonably calculated to permit WEBSMART to conduct due diligence. In the event WEBSMART identifies substantial and material issues, which cannot be rectified by Z-TEL, WEBSMART may withdraw from this transaction, without penalty by giving written notice.

17. RESTRICTIVE COVENANT. In consideration of WEBSMART purchasing goodwill as well as the assets and stock described herein, Z-TEL shall not, anywhere in Grand Forks County, North Dakota; and Saskatchewan for a period of five years from and after the date hereof, directly or indirectly, engage in the business of providing in-bound or out-bound telemarketing services. If any provisions of this paragraph are held invalid, such provisions shall be severed and the balance thereof shall remain valid and enforceable. In the event that a court of competent jurisdiction determines that the scope of business restricted or the time or geographical limitations imposed are too broad to be capable of enforcement, such court may ignore such provisions and instead enforce such provisions as to such scope, time and geographical area as the court deems proper.

18. SURVIVAL OF REPRESENTATIONS. Neither party has made any representation, warranty, or covenant not set forth herein, and this Agreement constitutes the entire agreement between the parties. All representations, warranties and agreements shall survive the closing and any examination or investigation at any time made by WEBSMART or Z-TEL.

19. NOTICES. All notices, requests, demands, and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered or mailed by certified mail, first class, postage prepaid, to the parties at the following addresses:

      Z-TEL                              WEBSMART
      Z-Tel Technologies, Inc.           WebSmart Teleservices Group, Inc.
      c/o Gregg Smith, CEO               c/o John Skowronek, President, CEO
      601 South Harbour Island Blvd.     609 30th Ave. NW
      Tampa, FL 33602                    Minot, ND 58703

20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

21. ACTIONS NECESSARY TO COMPLETE TRANSACTIONS/GOOD FAITH. All parties hereby agree to execute and deliver all such other documents or instruments and to take any action as may be reasonably required in order to effectuate the transactions contemplated by this Agreement and agree to negotiate in good faith to that end. If, at any time after the closing date, any further documents or any other actions are reasonably necessary or desirable to carry out the intent of this Agreement, the parties agree to execute and deliver any and all such agreements, instruments or documents necessary to do so.

22. WAIVER. Any waiver by any party of any breach of any term of condition of this Agreement shall not be deemed a waiver of any other breach of such term or condition, nor shall the failure of either party to enforce such provision constitute a waiver of such provision or of any other provision, nor shall such action be deemed a waiver or release of any other party for any claims arising out of or connected with this Agreement.

23. BINDING EFFECT. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors, and assigns.

24. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of North Dakota.

25.  TIME OF ESSENCE. Time is of the essence of this Agreement.

26. ENTIRE AGREEMENT; MODIFICATION. This Agreement supersedes all paper agreements and constitutes the entire agreement among the parties with respect to the subject matter hereof. It may not be amended or modified except by an instrument executed by the parties.

27. HEADINGS. Headings in this agreement are for reference and convenience only and shall not be used to interpret or construe its provisions.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the day and year first above written.

Z-Tel Technologies, Inc.                     WebSmart Teleservices Group, Inc.



By:  /s/ Gregg Smith                         By:   Illegible
   --------------------------------             --------------------------------
   Gregg Smith, as Chief Executive              CEO
   Officer

   direcTEL, Inc. (Alabama)                     direcTEL, Inc. (Canada)

By: /s/ James F. Corman                      By: /s/ James F. Corman
   --------------------------------             --------------------------------
   James F. Corman, as President                James F. Corman, as President

   Touch 1 Communications, Inc.

By: /s/ James F. Corman
   --------------------------------
   James F. Corman, as President